Exhibit 99.2
ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
OVERVIEW
     We are a global biotechnology tools company dedicated to helping our customers make scientific discoveries and ultimately improve the quality of life. Our systems, reagents, and services enable researchers to accelerate scientific exploration, driving to discoveries and developments that make life better. Life Technologies customers do their work across the biological spectrum, working to advance personalized medicine, regenerative science, molecular diagnostics, agricultural and environmental research, and 21st century forensics. In 2008, the Company had sales of approximately $1.6 billion, employed 9,700 people, had a presence in more than 100 countries, and possessed a rapidly growing intellectual property estate of approximately 3,600 patents and exclusive licenses.
     Our systems and reagents, enable, simplify and improve a broad spectrum of biological research of genes, proteins and cells within academic and life science research and commercial applications. Our scientific know-how is making biodiscovery research techniques more effective and efficient to pharmaceutical, biotechnology, agricultural, government and academic researchers with backgrounds in a wide range of scientific disciplines.
     We offer many different products and services, and are continually developing and/or acquiring others. Some of our specific product categories include the following:
•	“High-throughput” gene cloning and expression technology, which allows customers to clone and expression-test genes on an industrial scale.

•	Pre-cast electrophoresis products, which improve the speed, reliability and convenience of separating nucleic acids and proteins.

•	Antibodies, which allow researchers to capture and label proteins, visualize their location through use of Molecular Probes dyes and discern their role in disease.

•	Magnetic beads, which are used in a variety of settings, such as attachment of molecular labels, nucleic acid purification, and organ and bone marrow tissue type testing.

•	Molecular Probes fluorescence-based technologies, which facilitate the labeling of molecules for biological research and drug discovery.

•	Transfection reagents, which are widely used to transfer genetic elements into living cells enabling the study of protein function and gene regulation.

•	PCR and Real Time PCR systems and reagents, which enable researchers to amplify and detect targeted nucleic acids (DNA and RNA molecules) for a host of applications in molecular biology.

•	Cell culture media and reagents used to preserve and grow mammalian cells, which are used in large scale cGMP bio-production facilities to produce large molecule biologic therapies.

•	RNA Interference reagents, which enable scientists to selectively “turn off” genes in biology systems to gain insight into biological pathways.

•	Capillary electrophoresis and massively parallel SOLiDtm DNA sequencing systems and reagents, which are used to discover sources of genetic and epigenetic variation, to catalog the DNA structure of organisms de novo, to verify the composition of genetic research material, and to apply these genetic analysis discoveries in markets such as forensic human identification.

•	High performance mass spectrometer systems which are used in numerous applications such as drug discovery and clinical development of therapeutics as well as in basic biological research, food and beverage quality testing, environmental testing, and other applied or clinical research applications.
     During the 2008 fiscal year, we divided our products and services into the following three broad segments, which are further described below: BioDiscovery, Cell Systems and Applied Biosystems. The BD and CS markets are closely aligned with the target markets of our business prior to our acquisition of Applied Biosystems. The AB segment represents the products and services of the acquired AB business. Upon completion of the acquisition, we commenced the process of integrating the businesses and administration of the two organizations.

     BioDiscovery (BD). Our BD segment includes molecular biology, cell biology and drug discovery product lines. Molecular biology encompasses products from the initial cloning and manipulation of DNA, to examining RNA levels and regulating gene expression in cells, to capturing, separating and analyzing proteins. These include the research tools used in reagent and kit form that simplify and improve gene acquisition, gene cloning, gene expression and gene analysis techniques. This segment also includes a full range of enzymes, nucleic acids, other biochemicals and reagents. These biologics are manufactured to the highest research standards and are matched in a gene specific, validated manner (gene, ORF, RNAi, protein, antibodies, etc.) to ensure researchers the highest purity and scientific relevance for their experimentation. We also offer software through this segment that enables more efficient, accelerated analysis and interpretation of genomic, proteomic and other biomolecular data for application in pharmaceutical, therapeutic and diagnostic development. The acquisitions of Zymed, Caltag, Dynal and Biosource have enhanced our ability to offer new technology and products, such as antibodies and proteins (Zymed, Caltag and BioSource) and magnetic beads used for biological separation (Dynal), which is the first step in almost every biologic investigative or diagnostic process.
     Cell Systems (CS). Researchers studying cells, and manufacturers that use cells to make biopharmaceuticals and other products, need to grow cells in the laboratory (referred to as in vitro) under conditions that simulate the environment in which cells live naturally (referred to as in vivo), and they need to provide those cells with the nutrients required for them to remain alive. Our CS segment includes all of our GIBCO cell culture products and services, which are used for these purposes. Products include sera, cell and tissue culture media, reagents used in both life sciences research and in processes to grow cells in the laboratory and to produce biopharmaceuticals and other end products made through cultured cells. CS services include the creation of commercially viable stable cell lines and the optimization of production processes used for the production of therapeutic drugs.
     Applied Biosystems (AB). The AB products and services include a broad portfolio of instrument-based systems, consumables, software, and services for academic research, the life science industry, and commercial markets. These products and services incorporate proprietary technology used for DNA, RNA, protein, and small molecule analysis. Our AB products include complete instrument-reagent systems, such as PCR and Real-Time PCR systems, capillary electrophoresis sequencing systems and next-generation DNA sequencing systems. Additional products include mass spectrometry systems which are used to identify and quantify a wide range of analytes, including proteins and chemical compounds, Ambion RNA reagents, as well as, specialized applied markets products and services.
     The principal markets for our products include the life sciences research market and the biopharmaceutical production market. We divide our principal market and customer base into principally three categories:
     Life science researchers. The life sciences research market consists of laboratories generally associated with universities, medical research centers, government institutions such as the United States National Institutes of Health, or the NIH, and other research institutions as well as biotechnology, pharmaceutical, diagnostic, energy, agricultural, and chemical companies. Researchers at these institutions are using our products and services in a broad spectrum of scientific activities, such as: searching for drugs or other techniques to combat a wide variety of diseases, such as cancer and viral and bacterial disease; researching diagnostics for disease identification [or prognosis] or for improving the efficacy of drugs to targeted patient groups; and assisting in vaccine design, bioproduction, and agriculture. Our products and services provide the research tools needed for genomics studies, proteomics studies, gene splicing, cellular analysis, and other key research applications that are required by these life science researchers. In addition, our research tools are important in the development of diagnostics for disease determination as well as identification of patients for more targeted therapy.
     Commercial producers of biopharmaceutical and other high valued proteins. We serve industries that apply genetic engineering to the commercial production of useful but otherwise rare or difficult to obtain substances, such as proteins, interferons, interleukins, t-PA and monoclonal antibodies. The manufacturers of these materials require larger quantities of the same sera and other cell growth media that we provide in smaller quantities to researchers. Industries involved in the commercial production of genetically engineered products include the biotechnology, pharmaceutical, food processing and agricultural industries.
     Users who apply our technologies to enable or improve particular activities. We provide tools that apply our technology to enable or improve activities in particular markets, which we refer to as applied markets. The current focus of our products for these markets is in the areas of: forensic analysis, which is used to identify individuals based on their DNA; quality and safety testing, such as testing required to measure food, beverage, or environmental quality, and pharmaceutical manufacturing quality and safety; and biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers. The Applied Biosystems branded forensic testing and human identification products and services are innovative and market-leading tools that have been widely accepted by investigators and laboratories in connection with, for example, criminal investigations, the exoneration of individuals wrongly accused or convicted of crimes, identifying victims of disasters, and paternity testing.

Our Strategy
     Our objective is to provide essential life science technologies for disease research, drug discovery diagnostics and commercial applications.
     Our strategies to achieve this objective include:
➢	New Product Innovation and Development
➢	Developing innovative new products. We place a great emphasis on internally developing new technologies for the life sciences research commercial markets. Additionally, we are looking to leverage the broad range of our technologies to create unique customer application based solutions. A significant portion of our growth and current revenue base has been created by the application of technology to accelerate our customer’s research process.

➢	In-licensing technologies. We actively and selectively in-license new technologies, which we modify to create high value kits, many of which address bottlenecks in the research or drug discovery laboratories. We have a dedicated group of individuals that is focused on in-licensing technologies from academic and government institutions, as well as biotechnology and pharmaceutical companies.

➢	Acquisitions. We actively and selectively seek to acquire and integrate companies with complementary products and technologies, trusted brand names, strong market positions and strong intellectual property positions. We have made numerous acquisitions since becoming a public company in 1999.

➢	Divestitures. In April 2007, Life Technologies completed the sale of its BioReliance subsidiary to Avista Capital Partners and received net cash proceeds of approximately $209.0 million. No loss on the sale was recorded in 2007. The results of operations for BioReliance for the period from January through April 2007 and the results for all prior periods are reported as discontinued operations. The Company finalized the sale of BioSource Europe, S.A., a diagnostic business located in Belgium, in April of 2007, to a private investor group in Belgium for proceeds of $5.5 million. Net proceeds from both divestitures less cash spent as part of the disposal process were $209.9 million.
➢	Leverage Existing Sales, Distribution and Manufacturing Infrastructure
➢	Multi-national sales footprint. We have developed a broad sales and distribution network with sales a presence in more than 100 countries. Our sales force is highly trained, with many of our sales people possessing degrees in molecular biology, biochemistry or related fields. We believe our sales force has a proven track record in successfully marketing our products across the globe and we expect to leverage this capacity to increase sales of our existing, newly developed and acquired products.

➢	High degree of customer satisfaction. Our sales, marketing, customer service and technical support staff provide our customers exceptional service and have been highly rated in customer satisfaction surveys. We use this strength to attract new customers and maintain existing customers.

➢	Rapid product delivery. We have the ability to ship typical orders on a same-day or next-day basis. We use this ability to provide convenient service to our customers to generate additional sales.

➢	Invest in High Growth Markets
     We will focus our investments and resources in markets that provide high growth opportunities, particularly in four areas:
➢	Emerging Geographies. We continue to focus and invest in high growth geographic markets such as China and India, with direct sales and marketing personnel, as well as manufacturing and distribution facilities. We will further optimize our presence in these markets by leveraging collaborations with key government and academic institutions and local companies.

➢	Regenerative Medicine. We are the premier provider of biological products and services for advancing the field of regenerative medicine. We will continue to invest in supplementing our comprehensive suite of product offerings, including animal origin free reagents for stem cell research, and unique primary and stem cells for drug discovery screening.

➢	Applied Markets. We will leverage the growing trend of applying biology based approaches to markets beyond basic life science research. We have a strong presences in these markets and we will continue to invest time and resources to further add to our product portfolio and customer contacts in many applied markets, including, but not limited to, forensics, food and water safety testing, agbio, animal health, and human diagnostics.

➢	Next Generation DNA Sequencing. Our SOLiD technology system represents the latest innovation in next generation sequencing, a method of sequencing the genome at high throughput and relatively low cost. We will continue to invest in cutting-edge technology, customer collaborations, and sales force expertise to remain the leader in this important area of research. We will also continue to invest in future sequencing technologies that will allow for more rapid and lower cost sequencing.
     We anticipate that our results of operations may fluctuate on a quarterly and annual basis and will be difficult to predict. The timing and degree of fluctuation will depend upon several factors, including those discussed under “Risk Factors Related to Our Operations.”
RESULTS OF OPERATIONS
Comparison of Years Ended December 31, 2008 and 2007

			$ Increase/	% Increase/
(in millions)	2008	2007	(Decrease)	(Decrease)
BioDiscovery revenues	$989.9	$902.2	$87.7	10%
Cell Systems revenues	443.7	379.5	64.2	17%
Applied Biosystems revenues	191.0	—	191.0	—
Unallocated purchased deferred revenue adjustment	(4.3)	—	(4.3)	—

Total revenues	$1,620.3	$1,281.7	$338.6	26%

BioDiscovery gross margin	71%	70%
Cell Systems gross margin	54%	50%
Applied Biosystems gross margin	66%	—
Total gross margin	58%	56%
Revenues
     Revenues increased $342.9 million or 27% for 2008 compared to 2007 before the unallocated adjustment of purchased deferred revenue. Of the $342.9 million increase in revenue, revenue from AB accounted for 56% of total increase or $191.0 million. The remaining $151.9 million was primarily a result of $71.8 million of increased volume and new product revenue, $40.3 million in favorable foreign currency translation, $30.1 million in increased price and product mix optimization, $6.7 million of freight recovery and $2.8 million of royalty revenue. The Company continues to drive revenue through new product offerings and market expansion combined with price and product mix optimization.
     Changes in exchange rates of foreign currencies, especially the Japanese yen, the British pound sterling, the euro and the Canadian dollar, can significantly increase or decrease our reported revenue on sales made in these currencies and could result in a material positive or negative impact on our reported results. In addition to currency exchange rates, we expect that future revenues will be affected by, among other things, new product introductions, competitive conditions, customer research budgets, government research funding, the rate of expansion of our customer base, price increases, product discontinuations and acquisitions or dispositions of businesses or product lines.

     BioDiscovery (BD). BD revenues increased $87.7 million or 10% for 2008 compared to 2007. The increase was primarily driven by $27.4 million in increased volume and new product revenue, favorable impacts of $27.1 million in foreign currency translation, $25.7 million in increased price and product mix optimization, and $3.1 million increase in royalty revenue.
     Cell Systems (CS). CS revenues increased $64.2 million or 17% for 2008 compared to 2007. The increase was primarily a result of increased volume and new product revenue of $44.4 million, favorable impacts of $13.3 million from foreign currency translation, and increased price and product mix optimization of $4.4 million.
     Sales of cell culture products for large-scale production applications can vary significantly due to customer demand. In addition, cell culture revenues include sales of sera products whose price has historically been volatile. As a result, cell culture revenue growth rates can vary significantly.
     Applied Biosystems (AB). AB revenues were $191.0 million for the period ending December 31, 2008. As the Company acquired AB as of November 21, 2008, as a result only five weeks of operations are included in the statement of operations and comparable results to the prior year are not applicable. Revenues from AB for the year ended 2008 adjusted for currency impacts were in line with management expectations. Consumables and instruments sales consisted of 47% and 39% or $90.0 million and $75.0 million, respectively, of total segment revenues.
Gross Profit
     Gross profit increased $224.9 million or 31% for 2008 compared to 2007. Of the $224.9 million increase in gross profit, gross profit from AB accounts for 56% of the total increase or $126.7 million. The remaining $98.2 million increase was primarily a result of $33.6 million in increased volume and new products, increased price of $30.1 million, and $28.2 million in favorable foreign currency impacts. Drivers of year over year changes in the gross margin are consistent with the drivers of revenue year over year. Gross profit for 2008 included an increase of $4.3 million and $30.8 million of deferred revenue adjustments and acquired inventory fair market value adjustments as a result of a business combination. These adjustments impact the results of Applied Biosystems margins. In accordance with purchase accounting rules, the acquired deferred revenue and inventory is adjusted to fair value. The Company amortizes this fair value adjustment into income in line with the underlying acquired assets and liabilities.
     Amortization expense related to purchased intangible assets was $86.9 million for 2008 compared to $98.7 million for 2007. The decrease in intangible amortization is due to the completion of amortization of certain acquired intangibles at the end of 2007, partially offset by the amortization of the new intangibles acquired in the Applied Biosystem acquisition.
     We believe that gross margin for future periods will be affected by, among other things, the integration of acquired businesses in addition to sales volumes, competitive conditions, royalty payments received or paid on licensed technologies, the cost of raw materials, changes in average selling prices, our ability to make productivity improvements and foreign currency rates.
     BioDiscovery (BD). BD gross margin increased 1% to 71% for 2008 compared to 70% in 2007 primarily due to lower operating costs, improved pricing and increased sales volume with favorable foreign currency translation.
     Cell Systems (CS). CS gross margin increased 4% to 54% for 2008 compared to 50% in 2007. The increase in gross margin was primarily the result of improved productivity and increased sales volume with favorable foreign currency translation.
     Applied Biosystems (AB). AB gross margin was 66% for the year ended December 31, 2008. The higher gross margins were primarily the result of lower operating costs as the Company focused on spending during the period, which was offset by unfavorable foreign currency impact of $12.1 million. As the Company acquired AB as of November 21, 2008, as a result only five weeks of operations are included in the income statement and comparable results to the prior year are not applicable.

Operating Expenses

	For the Years Ended December 31,
	2008		2007
		As a		As a
		Percentage		Percentage
	Operating	of Segment	Operating	of Segment	$ Increase	% Increase
(in millions)	Expense	Revenues	Expense	Revenues	(Decrease)	(Decrease)
BioDiscovery Segment:
Sales and marketing	$199.5	20%	$185.1	21%	$14.4	8%
General and administrative	106.5	11%	105.2	12%	1.3	1%
Research and development	104.8	11%	97.2	11%	7.6	8%
Cell Systems Segment:
Sales and marketing	$74.6	17%	$60.9	16%	$13.7	22%
General and administrative	45.7	10%	39.2	10%	6.5	17%
Research and development	16.2	4%	14.5	4%	1.7	12%
Applied Biosystems Segment:
Sales and marketing	$28.1	15%	$—		$28.1
General and administrative	17.0	9%	—		17.0
Research and development	17.5	9%	—		17.5
Unallocated:
Sales and marketing	$8.8		$6.0		$2.8
General and administrative	19.2		19.7		(0.5)
Research and development	4.0		4.1		(0.1)
Consolidated:
Sales and marketing	$311.0	19%	$252.0	20%	$59.0	23%
General and administrative	188.4	12%	164.1	13%	24.3	15%
Research and development	142.5	9%	115.8	9%	26.7	23%
     Sales and Marketing. In 2008, sales and marketing expenses increased $59.0 million or 23% compared to 2007. Of the $59.0 million increase, $28.1 million resulted from the acquisition of AB. The remaining $30.9 million increase resulted primarily in increased salaries and bonuses of $16.3 million, travel expense of $3.2 million, increased infrastructure expense of $3.9 million, unfavorable foreign currency impacts of $3.5 million and $2.2 million from share-based compensation.
     General and Administrative. In 2008, general and administrative expenses increased $24.3 million or 15% compared to 2007. Of the $24.3 million increase, $17.0 million resulted from the acquisition of AB. The remaining $7.3 million increase resulted from increased salary and bonus expenses of $12.6 million, purchased services of $3.5 million and depreciation expense of $2.6 million, partially offset by $11.7 million in decreased infrastructure expenses. We continue to pursue programs and initiatives to improve our efficiency in the general and administrative area. These programs focus in the areas of process improvement and automation. We expect over time that these actions will continue and further result in a decline in our general and administrative expenses as a percent of sales.
     Research and Development. Research and development expenses for 2008 increased $26.7 million or 23% compared to 2007. Of the $26.7 million increase, $17.5 million resulted from acquisition of AB. The remaining $9.2 million increase resulted primarily from an increase of $7.2 million in salaries and bonus expenses and $3.2 million in increased supplies expense partially offset by $0.9 million of purchased services. Overall, gross research and development expenses increased 23 percent year over year as a result of our continued efforts to expand new product development projects. We expect research and development expenses to be in the range of 9-10% as a percentage of sales as we continue efforts to drive growth through new product development.
     Purchased In Process Research and Development. As a result of the Company’s acquisitions in 2008, primarily Applied Biosystems, the Company has incurred an expense of $93.3 million for the year ended December 31, 2008. This amount estimates the fair value, under the royalty relief method, of various acquired in-process research projects that have not yet reached technological feasibility and do not have future alternative use as of the date of the merger.
     Business Consolidation Costs. Business consolidation costs for 2008 were $38.6 million, compared to $5.6 million in 2007, and represent costs associated with our acquisition efforts related to AB and to realign our business and consolidation of certain facilities. Included in these costs are various activities related to the acquisition which were associated with combining the two companies and consolidating redundancies. Also included in these expenses are one time expenses associated with third party providers assisting in the realignment of the two companies. We expect to continue to incur business consolidation costs in 2009 as we further consolidate operations and facilities of the newly acquired AB and to realign the previously existing businesses.

Other Income (Expense)
     Interest Income. Interest income was $24.6 million in 2008 compared to $28.0 million in 2007. The $3.4 million decrease resulted primarily from a decrease in the average yield of our investments in 2008 along with the lower balance in cash and cash equivalents in the fourth quarter of 2008 as a result of the purchase price paid for the AB acquisition.
     Interest income in the future will be affected by changes in short-term interest rates and changes in cash balances, which may materially increase or decrease as a result of acquisitions, debt repayment, stock repurchase programs and other financing activities.
     Interest Expense. Interest expense was $85.1 million for 2008 compared to $67.4 million for 2007. The primary reason for the $17.7 million increase in interest expense was interest incurred on the $2,400.0 million new debt issued in November 2008 in conjunction with acquisition of Applied Biosystems.
     Other Income (Expense), Net. Other income, net, was $5.7 million for 2008 compared to $0.3 million for 2007. The primary reason for the $5.4 million increase in other income was foreign currency net gains of $4.0 million and joint venture income of $1.6 million related to our interest in the joint venture.
     Provision for Income Taxes. The provision for income taxes as a percentage of our pre-tax income was 96.1% for 2008 compared with 23.7% of our pre-tax income for 2007. The increase in the effective tax rate was primarily attributable to US income tax recognized in connection with the repatriation of non-US retained earnings to help fund the AB acquisition and to purchased in-process research and development costs at acquired companies which were expensed for financial reporting purposes but were not deductible for tax purposes.
Comparison of Years Ended December 31, 2007 and 2006

			$ Increase/	% Increase/
(in millions)	2007	2006	(Decrease)	(Decrease)
BioDiscovery revenues	$902.2	$814.7	$87.5	11%
Cell Systems revenues	379.5	336.5	43.0	13%

Total revenues	$1,281.7	$1,151.2	$130.5	11%

BioDiscovery gross margin	70%	68%
Cell Systems gross margin	50%	52%
Total gross margin	56%	53%
Revenues
     Revenues increased $130.5 million or 11% for 2007 compared to 2006. The increase was primarily a result of $59.7 million of increased volume and new product revenue, $40.6 million in foreign currency translation, and $29.8 million of price increases.
     BioDiscovery (BD). BioDiscovery revenues increased $87.5 million or 11% for 2007 compared to 2006. The increase was primarily driven by $29.4 million in increased volume and new product revenue, $28.6 million in increased prices and a favorable impact of $28.9 million in foreign currency translation.
     Cell Systems (CS). CS revenues increased $43.0 million or 13% for 2007 compared to 2006. The increase was primarily a result of increased volume and new product revenue of $30.3 million along with favorable impact of $11.7 million in foreign currency translation.
Gross Profit
     Gross profit increased $107.6 million or 18% for 2007 compared to 2006. Gross profit for 2007 and 2006 included approximately $0.5 million and $4.4 million, respectively, of costs associated with the write-up of acquired inventory to fair market value as a result of a business combination. In accordance with purchase accounting rules, this acquired inventory was written-up to fair market value and subsequently expensed as the inventory was sold. Amortization expense related to purchased intangible assets acquired in our business combinations was $98.7 million for 2007 compared to $110.7 million for 2006. The $12.0 million decrease was mainly due to intangible assets acquired in prior periods being fully amortized during the year. The primary drivers for the increase in gross margin is related to $47.5 million in pricing and volume increases, $22.1 million in productivity increases and $26.4 million in favorable foreign currency translation.

     BioDiscovery (BD). BioDiscovery gross margin increased 2% to 70% for 2007 compared to 68% in 2006 primarily due to lower operating costs, improved pricing and increased sales volume.
     Cell Systems (CS). CS gross margin decreased 2% to 50% for 2007 compared to 52% in 2006. Declines in gross margin were primarily the result of higher operating expenses and declines in sera pricing.
Operating Expenses

	For the Years Ended December 31,
	2007		2006
		As a		As a
		Percentage		Percentage
	Operating	of Segment	Operating	of Segment	$ Increase	% Increase
(in millions)	Expense	Revenues	Expense	Revenues	(Decrease)	(Decrease)
BioDiscovery Segment:
Sales and marketing	$185.1	21%	$172.8	21%	$12.3	7%
General and administrative	105.2	12%	93.2	11%	12.0	13%
Research and development	97.2	11%	89.7	11%	7.5	8%
Cell Systems Segment:
Sales and marketing	$60.9	16%	$54.5	16%	$6.4	12%
General and administrative	39.2	10%	30.2	9%	9.0	30%
Research and development	14.5	4%	10.4	3%	4.1	39%
Unallocated:
Sales and marketing	$6.0		$5.1		$0.9
General and administrative	19.7		26.7		(7.0)
Research and development	4.1		4.2		(0.1)
Consolidated:
Sales and marketing	$252.0	20%	$232.4	20%	$19.6	8%
General and administrative	164.1	13%	150.1	13%	14.0	9%
Research and development	115.8	9%	104.3	9%	11.5	11%
     Sales and Marketing. For 2007, sales and marketing expenses increased $19.6 million or 8% compared to 2006. The increase resulted primarily from increased salaries and bonuses of $13.2 million, $4.5 million of additional purchased services expenses and $6.0 million of foreign currency translation impacts. This was partially offset by a decrease in travel expenses of $3.9 million as well as a decrease in supplies expenses of $1.4 million.
     General and Administrative. For 2007, general and administrative expenses increased $14.0 million or 9% compared to 2006. The increase resulted primarily from increases salaries and bonuses of $23.1 million, additional depreciation expense of $4.7 million which was driven by increased capital expenditures, $1.6 million in increases of travel expenses and $2.1 million of foreign currency translation impacts. This was partially offset by a decrease of $7.0 in stock based compensation expense, $5.8 million in purchased services expenses, $1.4 million in bad debt expenses and $4.3 million in other expenses.
     Research and Development. Research and development expenses for 2007 increased $11.5 million or 11% compared to 2006. The increase resulted primarily from $5.4 million of salaries and bonus expenses, $1.4 million in increased purchase services expenses, $1.4 million in other expenses and $1.5 million in foreign currency translation expenses. The increases were partially offset by a decrease of $0.9 million in supplies expense. Overall, gross research and development expenses increased 11 percent year over year as a result of our continued efforts to drive growth through new product development projects. We expect research and development expenses to remain at this level as a percentage of sales as we continue efforts to drive growth through new product development.
     Business Consolidation Costs. Business consolidation costs for 2007 were $5.6 million, compared to $12.5 million in 2006, and represent costs associated with our efforts to realign our business and consolidation of certain facilities. These costs consisted mainly of termination benefits of certain employees involuntarily terminated. We expect to continue to incur business consolidation costs in 2008 as we further consolidate operations and facilities.

Other Income (Expense)
     Interest Income. Interest income was $28.0 million in 2007 compared to $26.7 million in 2006. The $1.3 million increase resulted primarily from an increase in the average yield of our investments in 2007, partially offset by the effect of lower investment balances due to the payoff of the 2006 2 1/4% Convertible Notes and the share repurchase program.
     Interest Expense. Interest expense was $67.4 million for 2007 compared to $69.2 million for 2006. The primary reason for the $1.8 million reduction in interest expense was the maturity of the 2006 2 1/4% Convertible Notes in the prior year which were not part of the 2007 expense.
     Other Income (Expense), Net. Other income (expense), net, for 2007 and 2006 was comparable at $0.3 million and $0.5 million, respectively.
     Provision for Income Taxes. The provision for income taxes as a percentage of our pre-tax income was 23.7% for 2007 compared with 20.6% of our pre-tax income for 2006. The decline in the effective tax rate was primarily attributable to an increase in income earned in jurisdictions having lower tax rates.
LIQUIDITY AND CAPITAL RESOURCES
     Operating Activities. Operating activities provided net cash of $365.8 million during 2008 primarily from our net income of $5.7 million plus net non-cash charges of $381.0 million. Changes in operating assets and liabilities provided a net decrease of $20.9 million in cash during the period. Within the non-cash charges in operating activities, the primary drivers were amortization of intangible assets of $86.9 million, share based compensation of $47.0 million, depreciation charges of $45.7 million, amortization of debt issuance costs of $40.2 million and acquired inventory fair market value adjustments of $34.0 million. The primary drivers of cash proceeds from changes in operating assets and liabilities were increases in accrued expenses of $109.2 million and decreases in inventories of $11.1 million which were offset by increases in trade account receivable of $112.3 million, decreases in accounts payable of $22.2 million, and a decrease in income taxes payable of $9.9 million for a net decrease of $20.9 million. The overall decrease in cash from operating assets and liabilities is due to the acquisition of Applied Biosystems and the operational nature of the business. Sales peak in the final month of the quarter, which drives up accounts receivable and reduces the amount of inventory on hand. In conjunction with a reduction of inventory, a corresponding decrease in accounts payable generally occurs. As we acquired Applied Biosystems on November 21, 2008, only the final portion of the quarter is reflected in the cash flow from operations.
     As a result of working capital improvement programs, we expect to utilize our working capital more effectively in the future resulting in higher inventory turnover and lower days sales outstanding. Our working capital factors, such as inventory turnover and days sales outstanding, are seasonal and, on an interim basis during the year, may require an influx of short-term working capital.
     Investing Activities. Net cash used by investing activities during 2008 was $2,889.7 million. The cash was used for business combinations of $2,859.0 million and purchases of property plant and equipment of $81.9 million partially offset by securities available for sale of $54.7 million.
     For 2009, we expect to spend more on purchases of property, plant and equipment compared to 2008, in the range of $175-200 million which includes approximately $50 million of integration related capital expenditures. The spending will be driven in part by additional capital equipment, information technology, and integration related capital as a result of merger with Applied Biosystems.
     In 2008, we completed the acquisitions of Applied Biosystems and CellzDirect for total purchase prices of $4,587.5 million and $57.3 million, respectively, of which $2,765.2 million and $57.3 million, respectively, were paid in cash. The results of operations were included from the date of acquisition. Additionally, the Company completed two other acquisitions, immaterial to our overall consolidated financial statements for $30.3 million in cash consideration. See Note 2 to the Notes to Consolidated Financial Statements.
     In 2007, we completed two acquisitions immaterial to our overall consolidated financial statements. The net cash purchase price of acquisitions in 2007 was $31.2 million, of which $23.1 million related to acquisitions completed in 2007. The results of operations were included from the date of acquisition and were not material to our consolidated financial results. See Note 2 to the Notes to Consolidated Financial Statements.

     In late 2006, we completed an acquisition immaterial to our overall consolidated financial statements. The net cash purchase price of acquisitions in 2006 was $44.0 million, of which $15.1 million was related to the acquisition completed in 2006. The results of operations were included from the date of acquisition and were not material to our consolidated financial results.
     Pursuant to the purchase agreements for certain prior year and current year acquisitions, we could be required to make additional contingent cash payments based on the achievement of future gross sales of the acquired companies through 2010. The agreements do not limit the payment to a maximum amount. During the years ended 2008, none of contingent payments were earned or paid for the achievement of future gross sales. The Company will account for such contingent payments as an addition to the purchase price of the acquired company in accordance with SFAS 141, Accounting for Business Combinations.
     There were no contingent cash payments based upon certain research and development milestones or operating results of the acquired companies as of December 31, 2008. During the year ended 2008, none of contingent payments were earned or paid for the achievement of operating results. During the year ended 2007, $2.0 million of contingent payments were earned and paid for the achievement of operating results and $51.5 million of contingent payments for operating results have expired.
     Financing Activities. Net cash provided by financing activities totaled $2,301.4 million for 2008. The primary drivers were $2,435.6 million from issuance of long term obligations and $47.8 million in proceeds from stock issued under employee stock plans. These cash inflows were offset by fees paid on the issued term loan A and term loan B credit facilities of $92.3 million and by repurchases of our common stock of $105.2 million.
Term Loan
     On November 21, 2008, the Company entered into $2,650 million of credit facilities consisting of: (1) a revolving credit facility of $250 million; (2) a term loan A facility of $1,400 million; and (3) a term loan B facility of $1,000 million. The Company’s credit facilities are governed by a credit agreement among the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, UBS Securities LLC and Morgan Stanley Senior Funding, Inc., as Co-Syndication Agents, DnB Nor Bank, ASA and The Bank of Nova Scotia, as Co-Documentation Agents, and other lender parties thereto. The proceeds of the term loan facilities, together with other sources, were used to finance (1) the cash portion of the merger consideration paid to stockholders of Applied Biosystems, (2) costs and expenses related to the merger transactions, (3) the repayment of, and termination of all commitments to make extensions of credit under certain of the Company’s and Applied Biosystems’ existing indebtedness, which did not include the Company’s existing convertible notes and certain other indebtedness, and (4) the Company’s ongoing working capital and general corporate purposes after the merger. At the effective time of the merger, the Company borrowed the entire amount available under the term loan facilities. The debt facilities terminated in connection with the entry into the Company’s new credit facilities included the Company’s $250.0 million syndicated secured revolving credit facility entered into on January 9, 2006 with Bank of America N.A. As of December 31, 2008, the Company has issued $12.9 million in letters of credit through the new revolving credit facility, and, accordingly, the remaining credit available under that facility is $237.1 million.
     The credit agreement provides that loans under the the credit facilities bear interest based on the London Interbank Offering Rate (LIBOR) or, if the Company so elects, on Bank of America’s prime lending rate (the “Base Rate”). For the revolving credit facility and the term loan A, interest is computed based on the Company’s leverage ratio as shown below:

				Revolving Credit
Pricing Level	Total Leverage Ratio	LIBOR Rate	Base Rate	Commitment Fee
1	≥ 3.0:1	LIBOR + 2.50%	Base Rate + 1.50%	0.500%
2	< 3.0:1 but ≥ 2.5:1	LIBOR + 2.25%	Base Rate + 1.25%	0.375%
3	< 2.5:1 but ≥ 2.0:1	LIBOR + 2.00%	Base Rate + 1.00%	0.375%
4	< 2.0:1	LIBOR + 1.50%	Base Rate + 0.50%	0.250%
     The Company, at its’ discretion, can elect borrowings based either on Eurocurrency Rates or Base Rates. From the closing date, November 21, 2008 to the date on which the Administrative Agent receives a compliance certificate for the first fiscal quarter ending of 2009, the pricing will be Pricing Level 1. Term loan B bears interest at LIBOR plus 3.00% subject to a minimum LIBOR rate of 3.00% for the first three years after the closing date, or, if the Company so elects, at Base Rate plus 2.00%. In association with the term loan agreement, the Company is required to swap three years of $800.0 million in variable rate interest payments for fixed rate interest payments within 90 days of the signing of the agreement. Subsequent to December 31, 2008 and within the 90 day window, the Company has entered into interest rate swaps to comply with this requirement.

     The Company must repay 1.25% of the principal amount of the term loan A in each quarter of 2009, 2.5% in each quarter of 2010 and 2011, 3.75% in each quarter of 2012 and 15% in each quarter of 2013, with the final payment of all amounts outstanding under the term loan A facility, plus accrued interest, due on November 21, 2013. The Company must repay in each quarter, beginning with the quarter ended December 31, 2008, 0.25% of the principal amount of the term loan B with the final payment of all amounts outstanding under the term loan B facility, plus accrued interest, due on November 21, 2015. The Company can prepay the term loans without penalty. The revolving credit facility will terminate and all amounts outstanding thereunder, plus accrued interest, will be due on November 21, 2013. During the year ended 2008, the Company repaid principal of zero and $2.5 million for term loan A and term loan B, respectively. Costs incurred to issue the debt under the credit facility totaled $43.5 million for term loan A, $41.0 million for term loan B, and $7.8 million for the Revolving Credit Facility. The Company amortized debt issuance costs of $0.8 million, $0.8 million, and $0.2 million for term loan A, term loan B, and the Revolving Credit Facility, respectively. As of December 31, 2008, the unamortized balances of the issuance costs were $42.6 million, $40.3 million, and $7.6 million for term loan A, term loan B, and the Revolving Credit Facility, respectively.
     The Company’s credit agreement requires the loans to be prepaid with a portion of the net cash proceeds of non-ordinary course sales or other dispositions of property and assets and casualty proceeds, condemnation awards and certain other extraordinary receipts, subject to exceptions. The portion of such net cash proceeds to be applied to prepayments of loans will be determined based on our leverage ratio, with 100% to be applied if the leverage ratio is greater than or equal to 3.00x; 50% if the leverage ratio is less than 3.00x and greater than or equal to 2.50x; and 0% if the leverage ratio is less than 2.50x. Loans under the Company’s credit facilities will also be required to be prepaid with 100% of the net cash proceeds from the issuance or incurrence of new debt (other than certain debt permitted by the credit agreement). These mandatory prepayments will be applied to the repayment of the term facilities as the Company directs.
     The credit agreement allows the Company to make certain investments and share repurchases, subject to restrictions based on leverage. If the Company’s leverage ratio is greater than or equal to 3.00x, the Company may spend up to $500.0 million annually on acquisitions and share repurchases in any fiscal year. If the Company’s leverage ratio less than 3.00x, there is no limit to investments in acquisitions or share repurchases.
     The credit agreement governing the Company’s new credit facilities contains financial maintenance covenants, including a maximum leverage ratio and minimum fixed charge coverage ratio. These financial maintenance covenants apply beginning with the fiscal quarter ending March 31, 2009. Initially, the Company’s leverage ratio cannot exceed 4.25x. This maximum leverage ratio reduces on a quarterly schedule to 3.75x by December 31, 2009 and to 3x by December 31, 2010. After December 31, 2010, the Company’s leverage ratio cannot exceed 3.00x. The Company will be also be required to maintain a fixed charge coverage ratio of at least 1.75x. The credit agreement also contains affirmative and negative covenants applicable to the Company’s and its subsidiaries, subject to materiality and other qualifications and exceptions.
     Obligations under the Company’s credit agreement may be declared immediately due and payable upon the occurrence of certain events of default as defined in the credit agreement, including failure to pay any principal when due and payable, failure to pay interest within three business days after due, failure to comply with any covenant, representation or condition of any loan document or swap contract, any change of control, cross-defaults, and certain other events as set forth in the credit agreement, with grace periods in some cases.
     The Company’s obligations under the credit facilities are guaranteed by each of the Company’s domestic subsidiaries and are collateralized by substantially all of the Company’s and its guarantor subsidiaries’ assets.
Secured Loan
     At December 31, 2008 the Company holds $35.6 million in AAA rated auction rate securities with UBS Investment Bank. Beginning in February 2008, auctions failed for the Company’s holdings because sell orders exceeded buy orders. As a result of the failed auctions, the Company is holding illiquid securities because the funds associated with these failed auctions will not be accessible until the issuer calls the security, a successful auction occurs, a buyer is found outside of the auction process, or the security matures. In August, 2008, UBS announced that it has agreed to a settlement in principle with the Securities and Exchange Commission (SEC) and other state regulatory agencies represented by North American Securities Administrators Association to restore liquidity to all remaining clients who hold auction rate securities. UBS committed to repurchase auction rate securities from their private clients at par beginning January 1, 2009. The Company is intended to have this settlement between June 30, 2010 and July 2, 2012. Until UBS fully redeems the Company’s auction rate securities, UBS has loaned to the Company at par without recourse with accrued interest charged at the same rate as the yields earned on the underlying securities. The UBS loan is collateralized by the auction rate securities. For information on auction rate securities, see Note 1 of the Notes to Consolidated Financial Statements included in Item 8.

Convertible Debt
     On June 20, 2005, the Company sold 3 1/4% Convertible Senior Notes due 2025 (the 3 1/4% Notes) to certain qualified institutional investors at par value. Including the exercise of the over-allotment option, the total size of the offering was $350.0 million. After expenses, net proceeds to the Company were $343.0 million.
     Interest is payable on the 3 1/4% Notes semi-annually in arrears beginning December 15, 2005. In addition to the coupon interest of 3.25%, additional interest of 0.225% of the market value of the 3 1/4% Notes may be required to be paid per six-month period beginning June 15, 2011, if the market value of the 3 1/4% Notes during a specified period is 120% or more of the 3 1/4% Notes’ principal value. The 3 1/4% Notes may be redeemed, in whole or in part, at the Company’s option on or after June 15, 2011, at 100% of the principal amount plus any accrued and unpaid interest. In addition, the holders of the 3 1/4% Notes may require the Company to repurchase all or a portion of the 3 1/4% Notes for 100% of the principal amount, plus any accrued and unpaid interest, on June 15, 2011, 2015 and 2020 or upon the occurrence of certain fundamental changes. Prepayment of amounts due under the 3 1/4% Notes will be accelerated in the event of bankruptcy or insolvency and may be accelerated by the trustee or holders of 25% of the 3 1/4% Notes’ principal value upon default of payment of principal or interest when due for over thirty days, the Company’s default on its conversion or repurchase obligations, failure of the Company to comply with any of its other agreements in the 3 1/4% Notes or indenture, or upon cross-default by the Company or a significant subsidiary for failure to make a payment at maturity or the acceleration of other debt of the Company or a significant subsidiary, in either case exceeding $50.0 million.
     The terms of the 3 1/4% Notes require the Company to settle the par value of the 3 1/4% Notes in cash and deliver shares only for the excess, if any, of the conversion value (based on a conversion price of $49.13) over the par value.
     In February 2004 and August 2003, the Company issued $450.0 million principal amount of 1 1/2% Convertible Senior Notes (the Old 1 1/2% Notes) due February 15, 2024 and $350.0 million principal amount of 2% Convertible Senior Notes (the Old 2% Notes) due August 1, 2023 to certain qualified institutional buyers, respectively. After expenses, the Company received net proceeds of $440.1 million and $340.7 million for the Old 1 1/2% Notes and Old 2% Notes, respectively. Interest on the Old Notes was payable semi-annually on February 15th and 1st and August 15th and 1st, for the Old 1 1/2% Notes and the Old 2% Notes, respectively. In addition to the coupon interest of 1 1/2% and 2%, additional interest of 0.35% of the market value of the Old Notes may have been required to be paid beginning February 15, 2012 and August 1, 2010, if the market value of the Old Notes during specified testing periods was 120% or more of the principle value, for the Old 1 1/2% Notes and the Old 2% Notes, respectively. This contingent interest feature was an embedded derivative with a de minimis value, to which no value had been assigned at issuance of either of the Old Notes or as of December 31, 2006 and 2005. The Old Notes were issued at 100% of principal value, and were convertible shares of common stock at the option of the holder, subject to certain conditions described below, at a price of $51.02 and $34.12 per share for the Old 1 1/2% Notes and Old 2% Notes, respectively. The Old Notes were to be redeemed, in whole or in part, at the Company’s option on or after February 15, 2012 (for the Old 1 1/2% Notes) and August 1, 2010 (for the Old 2% Notes) at 100% of the principal amount. In addition, the holders of the Old Notes may require the Company to repurchase all or a portion of the Old Notes for 100% of the principal amount, plus accrued interest, on three separate dates per their issuance agreement.
     The Old Notes also contained restricted convertibility features that did not affect the conversion price of the notes but, instead, placed restrictions on the holder’s ability to convert their notes into shares of the Company’s common stock (conversion shares). Holders were able to convert their Old Notes into shares of the Company’s common stock prior to stated maturity.
     During December 2004, the Company offered up to $350.0 million aggregate principal amount of 2% Convertible Senior Notes due 2023 (the New 2% Notes) in a non-cash exchange for any and all outstanding Old 2% Notes, that were validly tendered on that date. Approximately 98% or $342.4 million of the Old 2% Notes has been exchanged by their holders for New 2% Notes as of December 31, 2008.
     During December 2004, the Company offered up to $450.0 million aggregate principal amount of 1 1/2% Convertible Senior Notes due 2024 (the New 1 1/2% Notes) in a non-cash exchange for any and all outstanding Old 1 1/2% Notes, that were validly tendered on that date. Approximately 99% or $446.1 million of the Old 1 1/2% Notes has been exchanged by their holders for New 1 1/2% Notes as of December 31, 2008.
     The New 2% Notes and New 1 1/2% Notes (collectively the New Notes) carry the same rights and attributes as the Old 2% Notes and Old 1 1/2% Notes (collectively the Old Notes) except for the following: the terms of the New Notes require the Company to settle the par value of such notes in cash and deliver shares only for the excess, if any, of the notes’ conversion value (based on conversion prices of $34.12 and $51.02 for the New 2% Notes and New 1 1/2% Notes, respectively) over their par values. As such, EITF 90-19 and 04-8 required the Company to use the treasury stock equivalent method to calculate diluted earnings per share, as if the New Notes were outstanding since date of issuance, the date the Old Notes were issued.
     Costs incurred to issue the convertible notes totaled $7.6 million for the 3 1/4% Notes, $9.3 million for the Old 1 1/2% Notes, and $9.3 million for the Old 2% Notes. Finance costs (excluding legal and accounting fees) incurred to conduct the exchange of the Old Notes totaled $1.8 million ($0.8 million related to the Old 2% Notes and $1.0 million related to the Old 1 1/2% Notes). These costs have been deferred and included in other assets in the Consolidated Balance Sheets and amortized over the terms of the respective debt using the effective interest method. At December 31, 2008 and 2007, the unamortized balances of the issuance costs were $7.8 million and $10.9 million, respectively.
     In the event of a change of control of the Company, the holders of the 3 1/4% Notes, Old Notes and New Notes each have the right to require the Company to repurchase all or a portion of their notes at a purchase price equal to 100% of the principal amount of the notes plus all accrued and unpaid interest.
     Effective January 1, 2009, the Company adopted FSP APB 14-1, which requires retrospective application. The FSP requires cash settled convertible debt, such as the Company’s $1,150.0 million aggregate principal amount of convertible notes that are currently outstanding, to be separated into debt and equity components at issuance and a value to be assigned to each. The value assigned to the debt component is the estimated fair value, as of the issuance date, of a similar bond without the conversion feature. The difference between the bond cash proceeds and this estimated fair value is recorded as a debt discount and amortized to interest expense over the expected life of the bond, with the corresponding offset to additional paid in capital. As a result of the adoption, the effective interest rate applicable to the Company’s convertible senior notes was 7.21%, 6.10% and 5.95% for the 2023, 2024 and 2025 notes, respectively. At December 31, 2008, the Company carries debt discounts of $27.2 million, $58.1 million and $21.9 million, for the 2023, 2024, and 2025 Notes, respectively, which will be amortized into income using the effective interest method through July 2010 for the 2023 Notes, January 2012 for the 2024 Notes and June 2011 for the 2025 Notes. For additional information on the impact of this change on our consolidated financial statements, see Note 5 to the consolidated financial statements.
     In July 2007, the Board approved a program authorizing management to repurchase up to $500.0 million of common stock over the next three years. Under the 2007 plan, the Company repurchased 1.5 million shares at a total cost of approximately $135.0 million during the year ended December 31, 2007 and 1.2 million shares at a total cost of approximately $100.0 during the year ended December 31, 2008. The cost of repurchased shares are included in treasury stock and reported as a reduction in stockholders’ equity.
     We are continuing to seek additional corporate and technology acquisition opportunities that support our BioDiscovery, Cell Systems, and Applied Biosystems’ platforms. While we cannot predict the timing or size of any future acquisitions, or if any will occur at all, a significant amount of our cash and/or stock may be used to acquire companies, assets or technologies. We could also choose to fund any acquisitions, at least partly, with new debt or stock. Our credit facilities contain limitations on our ability to pay dividends, repurchase stock, make acquisitions and incur debt.
     As of December 31, 2008, we had cash and cash equivalents of $335.9 million and long-term investments of $490.9 million. Our working capital was $604.9 million as of December 31, 2008 and includes restricted cash of $112.4 million. Our funds are currently invested in marketable securities, money market funds, corporate notes, government securities, highly liquid debt instruments, time deposits, and certificates of deposit with maturities of less than three months. A majority of the Company’s cash, cash equivalents and long term investments are held in the United States. Repatriation of funds outside of the United States are subject to local laws and customs. As of December 31, 2008, foreign subsidiaries in China, Japan, Norway, and India had available bank lines of credit denominated in local currency to meet short-term working capital requirements. The U.S. dollar equivalent of these facilities totaled $13.4 million, of which $0.3 million was outstanding at December 31, 2008.
     We expect that our current cash and cash equivalents, long-term investments, and funds from operations and interest income earned thereon will be sufficient to fund our current operations through at least the first quarter of 2010. Our future capital requirements and the adequacy of our available funds will depend on many factors, including future business acquisitions, future stock or note repurchases, scientific progress in our research and development programs and the magnitude of those programs, our ability to establish collaborative and licensing arrangements, the cost involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and competing technological and market developments. In 2008, the Company generated $365.8 million from operating activities and continues to expect to be able to in the future. We believe a combination of the Company’s cash generating abilities from operations, future economic outlook and current financing structure will allow the Company to continue operation without interruption during the current economic environment. Additionally, the Company believes under its term loan agreement it would be able to obtain additional borrowing should the need arise. However, the company believes this need is unlikely.

Restructuring
     The Company has undertaken restructuring activities in connection with the Applied Biosystems acquisition. These activities, which have been accounted for in accordance with Emerging Issues Task Force (EITF) Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, and Statement of Financial Accounting Standard (SFAS) No. 146, Accounting for Costs Associated with Exit or Disposal Activities, have primarily included one-time personnel benefit costs, specifically severance costs related to duplicative positions and change in control agreements, to mostly manufacturing, finance and research and development employees of Applied Biosystems and Life Technologies. The restructuring plan does also include charges associated with closure of certain leased facilities and other one-time personnel benefit costs, specifically relocation costs. The Company currently continues to finalize its restructuring plan, and expects to complete the plan within a year. The plan will likely cause material effect on the Company’s statements of operation and cash flows. As a result of the plan, the Company expects to achieve operating efficiencies in future periods related to salary and overhead costs specifically related to its general and administrative and research and development costs. As of December 31, 2008, the company had recorded liabilities of approximately $69.1 million related to this plan.
CONTRACTUAL OBLIGATIONS
     The following table summarizes our contractual obligations at December 31, 2008 and the effect such obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period(1)
		Less than	Years	Years	More than 5
(in thousands)	Total	1 Year	1-3	3-5	Years	All Other(2)
Long-term debt(3)	$4,484,814	$198,115	$560,375	$1,265,376	$2,460,948	$—
Capital lease obligations	559	—	173	162	224	—
Operating lease obligations	250,844	49,322	64,121	37,710	99,691	—
Licensing and purchase obligations	94,120	60,511	24,758	5,509	3,342	—
FIN 48 liability and interest(2)	65,912	299	—	—	—	65,613
Long-term purchase orders	48,491	48,467	4	20	—
Other obligations	9,764	6,642	1,869	234	1,019	—

Total	$4,954,504	$363,356	$651,300	$1,309,011	$2,565,224	$65,613

(1)	Pursuant to certain acquisitions completed in 2005 and 2007, we could be required to make additional contingent cash payments based on percentages of future gross sales of the acquired company through 2010. The purchase agreement does not limit the payment to a maximum amount.

(2)	As of December 31, 2008, the Company’s unrecognized tax benefits were $65.9 million. We were unable to reasonably estimate the timing of FIN 48 liability and interest payments in individual periods beyond twelve months due to uncertainties in the timing of the effective settlement of tax positions.

(3)	Term loan A and term loan B have variable interest rates. The December 31, 2008 interest rates of term loan A and term loan B, respectively, have been used to calculate future estimated interest payments related to these items. See Note 4 of the Notes to Consolidated Financial Statements included in Item 8.
CRITICAL ACCOUNTING POLICIES
     Revenue Recognition. We derive our revenue from the sale of our products, services and technology. We recognize revenue from product sales upon transfer of title of the product or performance of services. Transfer of title generally occurs upon shipment to the customer. We generally ship to our customers FOB shipping point. Concurrently, we record provisions for warranty, returns, and installation based on historical experience and anticipated product performance. Revenue is not recognized at the time of shipment of products in situations where risks and rewards of ownership are transferred to the customer at a point other than shipment due to the shipping terms, the existence of an acceptance clause, the achievement of milestones, or some return or cancellation privileges. Revenue is recognized once customer acceptance occurs or the acceptance provisions lapse. Service revenue is recognized over the period services are performed. If our shipping policies or acceptance clause were to change, materially different reported results would be likely. In cases where customers order and pay for products and request that we store a portion of their order for them at our cost, we record any material up-front payments as deferred revenue in current liabilities in the Consolidated Balance Sheets and recognize revenue upon shipment of the product to the customer. Deferred revenue totaled $118.2 million at December 31, 2008.
     We also enter into arrangements whereby revenues are derived from multiple deliverables. In these revenue arrangements, we record revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition and Emerging Issues Task Force

(“EITF”) Consensus Issue 00-21, Revenue Arrangements with Multiple Deliverables and related pronouncements. Specifically, we record revenue as the separate elements are delivered to the customer if the delivered item is determined to represent a separate earnings process, there is objective and reliable evidence of the fair value of the undelivered item, and delivery or performance of the undelivered item is probable and substantially in our control. For instruments where installation is determined to be a separate earnings process, the portion of the sales price allocable to the fair value of the installation is deferred and recognized when installation is complete. We determine the fair value of the installation process based on technician labor billing rates, the expected number of hours to install the instrument based on historical experience, and amounts charged by third parties. We continually monitor the level of effort required for the installation of our instruments to ensure that appropriate fair values have been determined. Revenues from multiple-element arrangements involving license fees, up-front payments and milestone payments, which are received and/or billable in connection with other rights and services that represent our continuing obligations, are deferred until all of the multiple elements have been delivered or until objective and verifiable evidence of the fair value of the undelivered elements has been established. We determine the fair value of each element in multiple-element arrangements based on the prices charged when the similar elements are sold separately to third parties. If objective and verifiable evidence of fair value of all undelivered elements exists but objective and verifiable evidence of fair value does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the revenues from delivered elements are not recognized until the fair value of the undelivered element or elements has been determined. Contract interpretation is normally required to determine the appropriate accounting, including whether the deliverables specified in a multiple element arrangement should be treated as separate units of accounting for revenue recognition purposes, and if so, how the price should be allocated among the deliverable elements, when to begin to recognize revenue for each element, and the period over which revenue should be recognized.
     We recognize royalty revenue (including upfront licensing fees) when the amounts are earned and determinable during the applicable period based on historical activity, and make revisions for actual royalties received in the following quarter. Materially different reported results would be likely if any of the estimated royalty revenue were significantly different from actual royalties received, however, historically, these revisions have not been material to our consolidated financial statements. For those arrangements where royalties cannot be reasonably estimated, we recognize revenue on the receipt of cash or royalty statements from our licensees. Since we are not able to forecast product sales by licensees, royalty payments that are based on product sales by the licensees are not determinable until the licensee has completed their computation of the royalties due and/or remitted their cash payment to us. In addition, we recognize up-front nonrefundable license fees when due under contractual agreement, unless we have specific continuing performance obligations requiring deferral of all or a portion of these fees. If it cannot be concluded that a licensee fee is fixed or determinable at the outset of an arrangement, revenue is recognized as payments from third parties become due. Should information on licensee product sales become available so as to enable us to recognize royalty revenue on an accrual basis, materially different revenues and results of operations could occur. Royalty revenue totaled $51.0 million, $39.9 million and $26.8 million for 2008, 2007 and 2006, respectively.
     In our BioReliance business, we recognized revenue from commercial contracts, which were principally fixed-price or fixed-rate, using the proportional performance method, except for services that were generally completed within three days, which are accounted for using the completed-contract method. Proportional performance was determined using expected output milestones.
     Revenue recorded under proportional performance for projects in process is designed to approximate the amount of revenue earned based on milestones reached within the scope of the contractual arrangement. We undertake a review of unbilled accounts receivable from customers to determine that such amounts are expected to become billable and collectible in all material respects.
     We recognize revenue from government contracts, which are principally cost-plus-fixed-fee, in amounts equal to reimbursable costs plus a pro-rata portion of the earned fee. We provide for losses when they become known.
     Shipping and handling costs are included in costs of sales. Shipping and handling costs charged to customers is recorded as revenue in the period the related product sales revenue is recognized.
     Use of Estimates. Our consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States, or GAAP. In preparing these statements, we are required to use estimates and assumptions. While we believe we have considered all available information, actual results could affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates, especially in light of the current economic environment. We believe that, of the significant accounting policies discussed in Note 1 to our consolidated financial statements, the following accounting policies require our most difficult, subjective or complex judgments:
➢	Allowance for doubtful accounts. We provide a reserve against our receivables for estimated losses that may result from our customers’ inability to pay. We determine the amount of the reserve by analyzing known uncollectible accounts, aged receivables, economic conditions in the customers’ country or industry, historical losses and our customers’ credit-worthiness. Amounts later determined specifically identified by management to be uncollectible are charged or written off against this reserve. To minimize the likelihood of uncollectibility, customers’ credit-worthiness is reviewed periodically based on external credit reporting services and our experience with the account and adjusted accordingly. Should a customer’s account become past due, we generally place a hold on the account and discontinue further shipments to that customer, minimizing further risk of loss. Bad debt expense is recorded as necessary to maintain an appropriate level of allowance for doubtful accounts. Additionally, our policy is to fully reserve for all accounts with aged balances greater than one year, with certain exceptions determined necessary by management. The likelihood of a material loss on an uncollectible account would be mainly dependent on deterioration in the financial condition of that customer or in the overall economic conditions in a particular country or environment. Reserves are fully provided for all expected or probable losses of this nature. Gross trade accounts receivables totaled $595.5 million and the allowance for doubtful accounts was $14.6 million at December 31, 2008. Historically, the Company’s reserves have been adequate to cover losses.

➢	Inventory adjustments. Inventories are stated at lower of cost or market. We review the components of our inventory on a regular basis for excess, obsolete and impaired inventory based on estimated future usage and sales. The Company generally fully reserves for stock levels in excess of one year’s expectation of usage. For those inventories not as susceptible to obsolescence, the Company provides reserves when the materials become spoiled or dated or specific to the inventory as determined by management. In the event of a lower cost or market issue arises, the Company will reserve for the value of the inventory in excess of replacement cost. The likelihood of any material inventory write-down is dependent on customer demand, competitive conditions or new product introductions by us or our customers that vary from our current expectations. Gross inventory totaled $515.5 million and the allowance for excess and obsolete and price impairment was $95.5 million at December 31, 2008. Historically, the Company’s reserve has been adequate to cover its losses.

➢	Valuation of goodwill. We are required to perform a review for impairment of goodwill in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142). Goodwill is considered to be impaired if we determine that the carrying value of the reporting unit exceeds its fair value. In addition to the annual review, an interim review is required if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Examples of such events or circumstances include:
➢	a significant adverse change in legal factors or in the business climate;

➢	a significant decline in our stock price or the stock price of comparable companies;

➢	a significant decline in our projected revenue or earnings growth or cash flows;

➢	an adverse action or assessment by a regulator;

➢	unanticipated competition;

➢	a loss of key personnel;

➢	a more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of;

➢	the testing for recoverability under Statement 144 of a significant asset group within a reporting unit; and

➢	recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit.
Assessing the impairment of goodwill requires us to make assumptions and judgments regarding the fair value of the net assets of our reporting units. Additionally, since our reporting units share the majority of our assets, we must make assumptions and estimates in allocating the carrying value as well as the fair value of net assets to each reporting unit.

In accordance with our policy, we completed our most recent annual evaluation for impairment of goodwill as of October 1, 2008 and determined that no goodwill impairment existed. Our evaluation included management estimates of cash flow projections based on an internal strategic review. Key assumptions from this strategic review included revenue growth, and net income growth. This growth was based on increased sales of new products as we expect to maintain our investment in research and development, the effect and growth from business acquisitions already consummated and lower selling, general and administrative expenses as a percentage of revenue. Additional value creators assumed included increased efficiencies in working capital as well as increased efficiencies from capital spending. The resulting cash flows were discounted using a weighted average cost of capital of 11 percent. Operating mechanisms to ensure that these growth and efficiency assumptions will ultimately be realized were also proposed as part of the internal strategic review and considered in our evaluation. Our market capitalization at October 1, 2008 was also compared to the discounted cash flow analysis. The Company did not perform a goodwill impairment analysis over the value assigned as part of the Applied Biosystems acquisition due to the timing in which the transaction occurred. The Company does not believe any indicators of impairment exist from the point of the date of the transaction, November 21, 2008 to December 31, 2008.

Given market conditions which occurred during the third and fourth quarter of 2008, the Company reviewed the Company’s goodwill for evidence of impairment and reconsidered the estimates used in the goodwill impairment test from October 1, 2008 to December 31, 2008. Based on the review of the Company’s operations and anticipated future cash flows, there was no indicator the Company’s goodwill was impaired. Additionally, the Company embedded a sensitivity analysis in the October 1 impairment analysis to take into consideration changes in the market. This sensitivity analysis included and increase in the weighted average cost of capital of up to 16 percent as well as a reduction in the Company terminal growth rates down to zero percent. Based on this sensitivity analysis, there were no additional indicators of impairment.

We cannot guarantee that when we complete our future annual or other periodic reviews for impairment of goodwill that a material impairment charge will not be recorded. Goodwill totaled $3.9 billion at December 31, 2008.
➢	Valuation of intangible and other long-lived assets. We periodically assess the carrying value of intangible and other long-lived assets, which require us to make assumptions and judgments regarding the future cash flows of these assets. The assets are considered to be impaired if we determine that the carrying value may not be recoverable based upon our assessment of the following events or changes in circumstances:
➢	the asset’s ability to continue to generate income from operations and positive cash flow in future periods;

➢	loss of legal ownership or title to the asset;

➢	significant changes in our strategic business objectives and utilization of the asset(s); and

➢	the impact of significant negative industry or economic trends.
If the assets are considered to be impaired, the impairment we recognize is the amount by which the carrying value of the assets exceeds the fair value of the assets. Fair value is determined by a combination of third party sources and discontinued cash flows. In addition, we base the useful lives and related amortization or depreciation expense on our estimate of the period that the assets will generate revenues or otherwise be used by the Company. We also periodically review the lives assigned to our intangible assets to ensure that our initial estimates do not exceed any revised estimated periods from which we expect to realize cash flows from the technologies. If a change were to occur in any of the above-mentioned factors or estimates, the likelihood of a material change in our reported results would increase.

At December 31, 2008, the net book value of identifiable intangible assets that are subject to amortization totaled $2,284.3 million, the net book value of unamortized identifiable intangible assets with indefinite lives totaled $7.5 million and the net book value of property, plant and equipment totaled $748.1 million.
➢	Valuation of Financial Instruments. We account our financial instruments at fair value based on various accounting literatures, including SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 157, Fair Value Measurements. In determining fair value, we consider both the credit risk of our counterparties and our own creditworthiness. SFAS No. 157, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements for financial instruments effective January 1, 2008. The framework requires for the valuation of investments using a three tiered approach in the valuation of investments. For details on the assets and liabilities subject to fair value measurements and the related valuation techniques used, refer to Footnote 1 of the accompanying financial statements.

A derivative is an instrument whose value is derived from an underlying instrument or index, such as interest rates, equity securities, currencies, commodities or credit spreads. Derivatives include futures, forwards, swaps, or option contracts, or other financial instruments with similar characteristics. Derivative contracts often involve future commitments to exchange interest payment streams or currencies based on a notional or contractual amount (e.g., interest rate swaps or currency forwards).

The accounting for changes in fair value of a derivative instrument depends on its nature of the derivative and whether the derivative qualifies as a hedging instrument in accordance with SFAS 133. Those hedging instruments that qualify for hedge accounting are included as an adjustment to revenue, the component of foreign currency risk the Company is hedging for. Those hedges that do not qualify for hedging accounting are included in non-operating income as investment activities. Materially different reported results would be likely if volatility of the currency markets was different, or the Company’s revenue forecasts were significantly different from actual.

➢	Joint Venture. As part of the acquisition of Applied Biosystems, the Company acquired a joint venture, Applied Biosystems/MDS Analytical Technologies Instruments, in which the Company is a 50% owner of. The Company accounts for its investment in the joint venture using the equity method, consistent with the guidance in APB No. 18, The Equity Method of Accounting for

Investments in Common Stock, based on the circumstances where the Company is unable to unilaterally influence the operating or financial decisions of the investee, shares in the risks and rewards of all related business activities and the joint venture is a stand alone legal entity. The Company’s portion of net income as a result of equity in the joint venture was $1.6 million for the period ended December 31, 2008. Total revenue for the joint venture during this period was $68.7 million. Our share of earnings or losses from its investment is shown in other income in Consolidated Statements of Operations as a single amount in accordance with APB 18. The Company currently accounts for its assets and liabilities related to the joint venture in the financial statement line item consistent with the underlying asset or liability. The Company accounts for its net investment in the equity of the joint venture under the equity method as one line item under long term investments.

➢	Allocation of Purchase Price to Acquired Assets and Liabilities in Business Combinations. The cost of an acquired business is assigned to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values at the date of acquisition. We assess fair value using a variety of methods, including the use of independent appraisers, present value models, and estimation of current selling prices and replacement values. Amounts recorded as intangible assets, including acquired in-process research and development, or IPR&D, are based on assumptions and estimates regarding the amount and timing of projected revenues and costs, appropriate risk-adjusted discount rates, as well as assessing the competition’s ability to commercialize products before we can. Upon acquisition, we determine the estimated economic lives of the acquired intangible assets for amortization purposes, which is based on the underlying expected cash flows of such assets. The Company assigns a fair value to acquired assets and liabilities in a similar manner. Adjustments to deferred revenue are recorded in accordance with Emerging Issues Task Force Issue 01-3, Accounting in a Business Combination for Deferred Revenue of an Acquiree. Adjustments to inventory are based on the fair market value of inventory and amortized into income based on the period in which the underlying inventory is sold. Goodwill is determined based on the remaining unallocated purchase price. Actual results may vary from projected results.

➢	Accrued merger- and restructuring- related costs. To the extent that exact amounts are not determinable, we have estimated amounts for direct costs of our acquisitions, merger-related expenses and liabilities related to our business combinations and restructurings in accordance with Financial Accounting Standards Board Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities(SFAS 146) and Emerging Issues Task Force Issue 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination (EITF 95-3). Our accrued merger and restructuring related costs were $69.1 million at December 31, 2008, the majority of which we expect to pay during 2009. Materially different reported results would be likely if any of the estimated costs or expenses were different from our estimations or if the approach, timing and extent of the restructuring plans adopted by management were different.

➢	Litigation reserves. Estimated amounts for claims that are probable and can be reasonably estimated are recorded as liabilities in the Consolidated Balance Sheets. The likelihood of a material change in these estimated reserves would be dependent on new claims as they may arise and the favorable or unfavorable outcome of the particular litigation. Both the amount and range of loss on pending litigation is uncertain. As such, we are unable to make a reasonable estimate of the liability that could result from unfavorable outcomes in litigation. As additional information becomes available, we will assess the potential liability related to our pending litigation and revise our estimates. Such revisions in our estimates of the potential liability could materially impact our results of operations and financial position.

➢	Insurance, environmental and divestiture reserves. We maintain self-insurance reserves to cover potential property, casualty and workers’ compensation exposures from current operations and certain former business operations of Dexter Corporation, which was acquired in 2000. These reserves are based on actuarially determined loss probabilities and take into account loss history as well as actuarial projections based on industry statistics. We also maintain environmental reserves to cover estimated costs for certain environmental exposures assumed in the mergers with Applied Biosystems and Dexter Corporation. The environmental reserves, which are not discounted, are determined by management based upon currently available information. Divestiture reserves are maintained for known claims and warranties assumed in the merger with Dexter Corporation. The product liability and warranty reserves are based on management estimates that consider historical claims. As actual losses and claims become known to us, we may need to make a material change in our estimated reserves, which could also materially impact our results of operations.
Our insurance, environmental and divestiture reserves totaled $13.2 million at December 31, 2008.
➢	Benefit and pension plans. We sponsor and manage several retirement and health plans for employees and former employees, and nonqualified supplemental benefit plans for select U.S. employees. These supplemental plans are unfunded, however, we have a rabbi trust which the assets may be used to pay non-qualified plan benefits. Accounting and reporting for the pension plans requires the use of assumptions for discount rates, expected returns on plan assets and rates of compensation increase that are used by our actuaries to determine our liabilities and annual expenses for these plans in addition to the value of the plan assets included in our Consolidated Balance Sheets. Our actuaries also rely on assumptions, such as mortality rates, in preparing their estimates for us. The likelihood of materially different valuations for assets, liabilities or expenses, would depend on interest rates, investment returns, actual non-investment experience or actuarial assumptions that are different from our current expectations.

Actual weighted average allocation of our plan assets or valuation of our plan assets and benefit obligations may fluctuate significantly year over year. These fluctuations can be caused by conditions unrelated to our actuarial assumptions, including shifts the global economic environment, market performance and plan funding status. Unexpected unrealized gains or losses in the plan assets or benefit obligation are reflected in other comprehensive income in our Consolidated Balance Sheets and amortized into income over the expected plan lives.

Our most significant pension plans are our qualified U.S. pension plans, which constituted approximately 85% of our consolidated pension plan assets and approximately 81% of our projected benefit obligations as of December 31, 2008. The accrual of future service benefits for participants in our qualified U.S. pension plans were frozen as of June 30, 2004. Effective in July 1, 2005, the expected rate of compensation increase was no longer factored into the determination of our net periodic pension expense as the accrual for future service benefits was frozen.

A one percentage point increase or decrease in the discount rate for our U.S. pension plans for the period ended December 31, 2008 would decrease or increase our net periodic pension expense by approximately $0.2 million. Also, a one percentage point increase or decrease in the expected rate of return on our pension assets for the period ended December 31, 2008 would decrease or increase our net periodic pension expense by approximately $2.0 million.

➢	Income taxes. Significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of a global business, there are many transactions for which the ultimate tax outcome is uncertain. Some of these uncertainties arise as a consequence of intercompany arrangements to share revenue and costs. In such arrangements there are uncertainties about the amount and manner of such sharing, which could ultimately result in changes once the arrangements are reviewed by taxing authorities. Although we believe that our approach to determining the amount of such arrangements is reasonable, no assurance can be given that the final resolution of these matters will not be materially different than that which is reflected in our historical income tax provisions and accruals. Such differences could have a material effect on our income tax provisions or benefits in the period in which such determination is made.

Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The likelihood of a material change in our expected realization of these assets depends on our ability to generate sufficient future taxable income. Our ability to generate enough taxable income to utilize our deferred tax assets depends on many factors, among which are our ability to deduct tax loss carryforwards against future taxable income, the effectiveness of our tax planning strategies, reversing deferred tax liabilities, changes in the deductibility of interest paid on our convertible subordinated debt and any significant changes in the tax treatment received on our business combinations. We believe that our deferred tax assets, net of our valuation allowance, should be realizable due to our estimate of future profitability in the U.S. and foreign jurisdictions, as applicable. Subsequent revisions to estimates of future taxable profits and losses and tax planning strategies could change the amount of the deferred tax asset we would be able to realize in the future, and therefore could increase or decrease the valuation allowance.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. (“FIN”) 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which supplements Statement of Financial Accounting Standard (“SFAS”) No. 109, Accounting for Income Taxes, by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. In accordance with FIN 48, we regularly assess uncertain tax positions in each of the tax jurisdictions in which we have operations and account for the related financial statement implications. Unrecognized tax benefits have been reported in accordance with the FIN 48 two-step approach under which the tax effect of a position is recognized only if it is “more-likely-than-not” to be sustained and the amount of the tax benefit recognized is equal to the largest tax benefit that is greater than fifty percent likely of being realized upon ultimate settlement of the tax position. Determining the appropriate level of unrecognized tax benefits requires us to exercise judgment regarding the uncertain application of tax law. The amount of unrecognized tax benefits is adjusted when information becomes available or when an event occurs indicating a change is appropriate. Future changes in unrecognized tax benefits requirements could have a material impact on our results of operations.

➢	Segment Information. We provide segment financial information and results for our BioDiscovery, Cell Systems, and Applied Biosystems segments based on the segregation of revenues and expenses used for management’s assessment of operating performance and operating decisions. Expenses shared by the segments require the use of judgments and estimates in determining the allocation of expenses to the three segments. Different assumptions or allocation methods could result in materially different results by segment. Also, we do not currently segregate assets by segment as a significant portion of our total assets are shared or non-segment assets which we do not assign to our operating segments. We have determined that it is not useful to assign our shared assets to the individual segments.

➢	Share-Based Compensation. Under our 2004 Equity Incentive Plan (the 2004 Plan), we grant share-based awards to eligible employees and directors to purchase shares of our common stock. In addition, we have a qualified employee stock purchase plan in which eligible employees may elect to withhold up to 15% of their compensation to purchase shares of our common stock on a quarterly basis at a discounted price equal to 85% of the lower of the employee’s offering price or the closing price of the stock on the date of purchase. The benefits provided by these plans qualify as share-based compensation under the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R), which requires us to recognize compensation expense based on their estimated fair values determined on the date of grant for all share-based awards granted, modified or cancelled as of January 1, 2006 (the effective date).

For the year ended December 31, 2008, we recognized $34.9 million and $12.0 million of compensation expense for employee stock options (including stock options assumed in business combinations) and purchase rights and restricted stock units, respectively. At December 31, 2008, there was $68.0 million and $28.3 million remaining in unrecognized compensation cost related to employee stock options and restricted stock units, respectively, which are expected to be recognized over a weighted average period of 1.8 years for both employee stock options and restricted stock units.

We estimate the fair value of share-based awards on the date of grant using the Black-Scholes option-pricing method (Black-Scholes method). The determination of fair value of share-based awards using an option-pricing model requires the use of certain estimates and assumptions that affect the reported amount of share-based compensation cost recognized in our Consolidated Statements of Income. These include estimates of the expected term of share-based awards, expected volatility of our stock price, expected dividends and the risk-free interest rate. These estimates and assumptions are highly subjective and may result in materially different amounts should circumstances change and we employ different assumptions in our application of SFAS 123R in future periods.

For share-based awards issued during the year ended December 31, 2008, we estimated the expected term by considering various factors including the vesting period of options granted, employees’ historical exercise and post-employment termination behavior and aggregation by homogeneous employee groups. Our estimated volatility was derived using a combination of our historical stock price volatility and the implied volatility of market-traded options of our common stock with terms of up to approximately two years. Our decision to use a combination of historical and implied volatility was based upon the availability of actively traded options of our common stock and our assessment that such a combination was more representative of future expected stock price trends. We have never declared or paid any cash dividends on our common stock and currently do not anticipate paying such cash dividends. We currently anticipate that we will retain all of our future earnings for use in the development and expansion of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, financial condition, financial covenants, tax laws and other factors as the Board of Directors, in its discretion, deems relevant. The risk-free interest rate is based upon U.S. Treasury securities with remaining terms similar to the expected term of the share-based awards.

➢	Product Warranties. We accrue warranty costs for product sales at the time of shipment based on historical experience as well as anticipated product performance. Our product warranties extend over a specified period of time ranging up to two years from the date of sale depending on the product subject to warranty. The product warranty accrual covers parts and labor for repairs and replacements covered by our product warranties. We periodically review the adequacy of our warranty reserve, and adjust, if necessary, the warranty percentage and accrual based on actual experience and estimated costs to be incurred.
RECENT ACCOUNTING PRONOUNCEMENTS
     For information on the recent accounting pronouncements impacting our business, see Note 1 of the Notes to Consolidated Financial Statements included in Item 8.

FOREIGN CURRENCY TRANSLATION
     We translate the financial statements of our non-U.S. operations into U.S. dollars for consolidation using end-of-period exchange rates for assets and liabilities and average exchange rates during each reporting period for results of operations. Net gains or losses resulting from the translation of foreign financial statements and the effect of exchange rate changes on intercompany receivables and payables of a long-term investment nature are recorded as a separate component of stockholders’ equity. These adjustments will affect net income only upon sale or liquidation of the underlying non-U.S. investment.
     Changes in foreign currency exchange rates can affect our reported results of operations, which are reported in U.S. dollars. Based on the foreign currency rate in effect at the time of the translation of our non-U.S. results of operations into U.S. dollars, reported results could be different from prior periods even if the same amount and mix of our products were sold at the same local prices during the two periods. This will affect our reported results of operations and also makes the comparison of our business performance in two periods more difficult. For example, our revenues for the year ended December 31, 2008, were approximately $1,620.3 million using applicable foreign currency exchange rates for that period. However, applying the foreign currency exchange rates in effect during the year ended December 31, 2007 to our non-U.S. revenues for 2008 would result in approximately $26.9 million less revenue for that period. These changes in currency exchange rates have affected and will continue to affect, our reported results, including our revenues, revenue growth rates, gross margins, income and losses as well as assets and liabilities. We use derivatives to manage the currency exposure arising from foreign currency transactions. See the Derivatives section for additional information on accounting for derivatives.
     As of December 31, 2008 and 2007, the Company had $373.0 million and $122.7 million of accounts receivable and $28.9 million and $18.5 million of accounts payable, respectively, denominated in a foreign currency, of which over 99% is denominated in the functional currency of the legal entity which owns the accounts receivable and accounts payable. As a result, the Company does not have any material foreign currency risk exposure in the income statement as a result of these accounts receivable and accounts payable, as changes are run through the currency translation adjustment in other accumulated comprehensive income. At December 31, 2008 and 2007, a hypothetical 1% change in foreign currency rates against the US dollar would result in a reduction or increase of $3.4 million and $1.0 million, respectively, upon US dollar settlement of these foreign currency net receivables and payables.
MARKET RISK
     We are exposed to market risk related to changes in foreign currency exchange rates, commodity prices and interest rates, and we selectively use financial instruments to manage these risks. We do not enter into financial instruments for speculation or trading purposes. These financial exposures are monitored and managed by us as an integral part of our overall risk management program, which recognizes the unpredictability of financial markets and seeks to reduce potentially adverse effects on our results.
     Foreign Currency Transactions. We have operations in Europe, Asia-Pacific and the Americas. As a result, our financial position, results of operations and cash flows can be affected by fluctuations in foreign currency exchange rates. Some of our reporting entities conduct a portion of their business in currencies other than the entity’s functional currency. These transactions give rise to receivables and payables that are denominated in currencies other than the entity’s functional currency. The value of these receivables and payables is subject to changes in exchange rates because they may become worth more or less than they were worth at the time we entered into the transaction due to changes in exchange rates. Both realized and unrealized gains or losses on the value of these receivables and payables were included in other income and expense in the Consolidated Statements of Operations. Net currency exchange gains (losses) recognized on business transactions, net of hedging transactions, were $8.3 million, $0.5 million and $(1.6) million for the years ended December 31, 2008, 2007 and 2006, respectively, and are included in other income and expense in the Consolidated Statements of Operations.
     The Company also has intercompany foreign currency receivables and payables primarily concentrated in the euro, British pound sterling, Canadian dollar and Japanese yen. Historically, we have used foreign currency forward contracts to mitigate foreign currency risk on these intercompany foreign currency receivables and payables. At December 31, 2008 and 2007, we had $740.5 million and $27.3 million, respectively, in foreign currency forward contracts outstanding to hedge currency risk on specific receivables and payables. These foreign currency forward contracts as of December 31, 2008, which settle in January 2009 through June 2009, effectively fix the exchange rate at which these specific receivables and payables will be settled in, so that gains or losses on the forward contracts offset the losses or gains from changes in the value of the underlying receivables and payables. The Company does not have any material un-hedged foreign currency intercompany receivables or payables at December 31, 2008 and 2007.

     At December 31, the notional principal and fair value of our outstanding foreign currency derivatives to hedge the value of its foreign currency intercompany receivables and payables were as follows:

	2008		2007
	Notional	Fair	Notional	Fair
(in millions)	Principal	Value	Principal	Value
Forward exchange contracts	$740.5	$(37.0)	$27.3	$(0.07)
     The notional principal amounts provide one measure of the transaction volume outstanding as of year-end and does not represent the amount of our exposure to market loss. The estimates of fair value are based on applicable and commonly used pricing models using prevailing financial market information as of December 31, 2008 and 2007. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and losses on the underlying exposures, will depend on actual market conditions during the remaining life of the instruments.
Cash Flow Hedges
     The ultimate U.S. dollar value of future foreign currency sales generated by our reporting units is subject to fluctuations in foreign currency exchange rates. The Company’s intent is to limit this exposure from changes in currency exchange rates through hedging. When the dollar strengthens significantly against the foreign currencies, the decline in the U.S. dollar value of future foreign currency revenue is offset by gains in the value of the forward contracts designated as hedges. Conversely, when the dollar weakens, the opposite occurs. The Company uses foreign currency forward contracts to mitigate foreign currency risk on forecasted foreign currency sales which are expected to be settled within next twelve months. The change in fair value prior to their maturity was accounted for as cash flow hedges, and recorded in other comprehensive income, net of tax, in the Consolidated Balance Sheets according to SFAS 133. To the extent any portion of the forward contracts is determined to not be an effective hedge, the increase or decrease in value prior to the maturity was recorded in other income or expense in the consolidated statements of operations.
     At December 31, the notional principal and fair value of our outstanding foreign currency derivatives to hedge the value of its foreign currency sales with third parties were as follows:

	2008		2007
	Notional	Fair	Notional	Fair
(in millions)	Principal	Value	Principal	Value
Forward exchange contracts	$530.4	$(16.5)	$—	$—
     During the year ended December 31, 2008, the Company recognized immaterial net losses related to the ineffective portion of its hedging instruments in other expense in the Consolidated Statements of Operations. No hedging relationships were terminated as a result of ineffective hedging or forecasted transactions no longer probable of occurring. The Company continuously monitors the probability of forecasted transactions as part of the hedge effectiveness testing. As of December 31, 2008, the fair value of foreign currency forward contracts is reported in prepaid expenses or short term accrued expense in the Consolidated Balance Sheet as appropriate. The Company reclasses deferred gains or losses reported in accumulated other comprehensive income into revenue when the underlying foreign currency sales occur and are recognized in consolidated earnings. The Company uses inventory turnover ratio for each international operating unit to align the timing of a hedged item and a hedging instrument to impact the Consolidated Statements of Operations during the same reporting period. At December 31, 2008, the Company expects to reclass $17.5 million of net loss on derivative instruments from accumulated other comprehensive income to earnings during the next twelve months. At December 31, 2008, a hypothetical 1% change in foreign currency rates against the U.S. dollar would result in a decrease or an increase of $4.8 million in the fair value of foreign currency derivatives accounted under cash flow hedges. Actual gains or losses could differ materially from this analysis based on changes in the timing and amount of currency rate movements.
     Commodity Prices. Our exposure to commodity price changes relates to certain manufacturing operations that utilize certain commodities as raw materials. We manage our exposure to changes in those prices primarily through our procurement and sales practices.
     Interest Rates. Our investment portfolio is maintained in accordance with our investment policy which defines allowable investments, specifies credit quality standards and limits the credit exposure of any single issuer. The fair value of our cash equivalents, marketable securities, and derivatives is subject to change as a result of changes in market interest rates and investment risk related to the issuers’ credit worthiness or our own credit risk. The Company uses credit default swap spread to derive risk-adjusted discount rate to measure the fair value of some of our financial instruments. At December 31, 2008, we had $939.3 million in cash, cash equivalents, restricted cash and long term investments, all of which are stated at fair value. Changes in market interest rates would not be expected to have a material impact on the fair value of $448.4 million of our cash, cash equivalents, and restricted cash at December 31, 2008, as these consisted of securities with maturities of less than three months. Any gains or losses derived from the change in fair market value in cash, cash equivalents, and restricted cash will not be recognized in our statement of operations until the investment is sold or if the reduction in fair value was determined to be a permanent impairment. The Company accounts for $445.5 million of its long term investment in the joint venture along with its equity investments in non-public entities using the equity method thus changes in market interest rates would not be expected to have an impact on these investments. Gain or losses from the changes in market interest rates in other long term investment of $35.6 million will be recognized in our statement of operations immediately, however $35.6 million of securities and the put option would have a limited risk exposure to the changes in market interest rates as such securities’ interest rates are reset frequently. A 100 basis point increase or decrease in interest rates would not be expected to have a material impact on $35.6 million of our investments.
     The Company entered into $2,650.0 million of credit facilities in November 2008 in conjunction with merger with Applied Biosystems, Inc. The amount of interest payment fluctuates based on London Interbank Offered Rate or LIBOR. The credit facilities consist of: (1) a revolving credit facility of $250.0 million; (2) a term loan A facility of $1,400.0 million; and (3) a term loan B facility of $1,000.0 million. The credit agreement provides that loans under the Company’s revolving credit facility and term loan A will bear interest at LIBOR plus a margin of 1.50% to 2.50%, depending on leverage. The term loan B bears interest at LIBOR plus a margin of 3.00%, subject to a minimum LIBOR rate of 3.00% for the first three years beginning November 21, 2008. As an alternative to interest based on LIBOR, the Company may elect to use Bank of America’s prime rate instead of LIBOR. If elected, the revolving credit facility and term loan A would bear interest at that prime rate plus a spread of 0.50% to 1.50%, depending on leverage. If elected for term loan B, interst would be determined based on the prime rate plus a spread of 2.00%. During the year ended 2008, the Company repaid principal of zero and $2.5 million for term loan A and term loan B, respectively.
     Should a change in interest rates occur, due to the nature of the Company’s variable rate debt, a 1% change in interest rates would have a pretax impact of $24.0 million on interest expense. To mitigate this risk, subsequent to December 31, 2008, the Company entered into interest rate swaps which effectively reduce the Company’s exposure to variations in interest rates.
OFF BALANCE SHEET ARRANGEMENTS
     The Company does not have any material off balance sheet arrangements. For further discussion on the Company’s commitments and contingencies, refer to Footnote 6 “Commitments and Contingencies” in the notes to the consolidated financial statements.
ITEM 7A. Quantitative and Qualitative Disclosures About Market Risk
     See discussion under Market Risk in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.”